Creatd Regains SEC Reporting Status
Company's Form S-1 Becomes Effective; Creatd Files First Periodic Report Since 2023 and Reports a Rebuilt Balance Sheet with Positive Working Capital
NEW YORK, Aug. 14, 2026 (GLOBE NEWSWIRE) -- Creatd, Inc. (OTCQB: CRTD) today announced that it regained its reporting status with the Securities and Exchange Commission as of August 11, 2026, when its registration statement on Form S-1 became effective. On August 13, 2026, the Company filed its second quarter 2026 financial statements on Form 10-Q, its first periodic report with the Commission since the third quarter of 2023.
The filing showed a substantially rebuilt balance sheet. Total current assets rose to $8.4 million as of June 30, 2026, from approximately $750,000 at the end of last year, an increase that largely reflects the Company's sale of Flyte. Creatd had carried Flyte in its non-current assets while it owned the business, and following the sale, those proceeds now sit in current assets. They include $4.5 million of marketable securities, up from approximately $252,000 as of end of last year, and $3.4 million of notes receivable, which did not exist in 2025. Both stem from the Flyte proceeds and place the Company in a more liquid position.
As a result, the Company's working capital swung to positive $1.1 million as of June 30, 2026, from negative $6.8 million at the end of last year. That improvement of nearly $8 million moved Creatd from a working-capital deficit to a positive position.
The filing caps a long effort to return to re-registration with the SEC. Creatd withdrew from SEC registration in the third quarter of 2023, filing a Form 15 after ending its relationship with auditors whose issues before the PCAOB were unrelated to the Company, a step that averted a delisting for untimely filings. In the more than two and a half years since, Creatd worked to recapitalize the business and restructure its balance sheet in order to regain its standing with the Commission, and the S-1 effectiveness and the Q2 2026 filing is the result of that work.
With that work behind it, Creatd is now current in its reporting and is preparing the final steps toward an application to list on a national exchange.
“Over the last two years, we turned our company around. We started with our finances, then our structure, and then the discipline,” said Jeremy Frommer, Chairman and Chief Executive Officer of Creatd, Inc. “We are current in our reporting with the SEC, and we have rebuilt nearly the entire balance sheet. We are now preparing the final steps toward an application to list on a national exchange, with cash on the balance sheet, a strong operating business, and a uniquely qualified management team.”

About Creatd, Inc.
Creatd, Inc. (OTCQB: CRTD) is a company focused on technology-enabled businesses, digital media properties, and intellectual property assets. Through its operating subsidiaries and strategic investments, the Company develops and supports opportunities for creators, entrepreneurs, and emerging growth initiatives.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Creatd undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.
Contact:
ir@creatd.com